The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 18, 2018.

January 2018 Preliminary Pricing Supplement No. T1205 Registration Statement No. 333-218604-02 Dated January 18, 2018 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Trigger Jump Securities due February 5, 2024

Linked to the Performance of a Weighted Basket of Two Indices

Principal at Risk Securities

Unlike ordinary debt securities, the Trigger Jump Securities due February 5, 2024 linked to a weighted basket of two indices (the “Basket”), which we refer to as the “securities”, do not provide for the regular payment of interest or guarantee the return of any principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Basket. If the Basket appreciates or does not depreciate at all over the term of the securities, you will receive, for each security, the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Basket Return. If the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Knock-In Level of 65% of the Initial Basket Level, meaning that the Basket has depreciated by an amount less than or equal to 35%, you will receive a payment at maturity equal to the stated principal amount. However, if the Final Basket Level is less than the Knock-In Level, meaning that the Basket has depreciated by more than 35% from the Initial Basket Level, the payment due at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the full percentage decrease in the level of the Basket from the Initial Basket Level to the Final Basket Level. Under these circumstances, the payment at maturity per security will be less than $6.50 and could be zero. Accordingly, you may lose your entire initial investment in the securities. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the potential to receive fixed upside payment if the Final Basket Level is greater than or equal to the Initial Basket Level.

All payments on the securities, including any repayment of principal, are subject to the credit risk of Credit Suisse.

KEY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Basket:	Basket Component	Ticker	Initial Index Level	Basket Weighting
	MSCI Emerging Markets Index	MXEF <Index>		7/10
	Tokyo Stock Price Index	TPX <Index>		3/10
For more information on the Basket Components, see “The Basket Components” herein.
Aggregate Principal Amount:	$
Principal Amount:	$10 per security. The securities are offered at a minimum investment of 100 securities at $10 per security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.
Price to Public:	$10 per security (see “Commissions and Price to Public” below)
Trade Date:	January 31, 2018
Settlement Date:	February 5, 2018 (3 business days after the Trade Date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Valuation Date:	January 31, 2024, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	February 5, 2024, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Key Terms continued on the following page

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Price to Public	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per security	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$	$	$

(1) We or one of our affiliates may pay to Morgan Stanley Smith Barney LLC (“MSSB”) varying discounts and commissions of up to $0.35 per $10 principal amount of securities, of which $0.05 per $10 principal amount of securities will be paid as a structuring fee. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

(2) Reflects a structuring fee payable to MSSB by Credit Suisse Securities (USA) LLC (“CSSU”) or one of its affiliates of $0.05 for each security.

The agent for this offering, CSSU, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $10 principal amount of the securities on the Trade Date will be between $9.45 and $9.65 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)).  This range of estimated values reflects terms that are not yet fixed.  A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

Trigger Jump Securities due February 5, 2024

Linked to the Performance of a Weighted Basket of Two Indices

Principal at Risk Securities

Key Terms continued from previous page:
Redemption Amount:	On the Maturity Date investors will receive a Redemption Amount determined as follows:

•  If the Final Basket Level is greater than or equal to the Initial Basket Level:

the greater of (i) $10 + the Upside Payment and (ii) $10 x Basket Return

•  If the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Knock-In Level: $10

•  If the Final Basket Level is less than the Knock-In Level:

$10 × Basket Return

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 35%, and possibly all, of your investment.

Upside Payment:	$3.85 per security (38.50% of the stated principal amount, to be determined on the Trade Date)
Knock-In Level:	65
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	100 × [(MXEF Underlying Return × 7/10) + (TPX Underlying Return × 3/10)]
Basket Return:	The Final Basket Level divided by the Initial Basket Level
Initial Index Level:

For each Basket Component, the closing level of such Basket Component on the Trade Date.

In the event that the closing level for any Basket Component is not available on the Trade Date, the Initial Index Level for such Basket Component will be determined on the immediately following trading day on which a closing level is available.

Final Index Level:	For each Basket Component, the closing level of such Basket Component on the Valuation Date
Underlying Return:	For each Basket Component, the Final Index Level divided by the Initial Index Level
Distributor:	MSSB. See “Supplemental Plan of Distribution.”
Calculation Agent:	Credit Suisse International
CUSIP / ISIN:	22549E192 / US22549E1929
Listing:	The securities will not be listed on any securities exchange.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Trigger Jump Securities due February 5, 2024

Linked to the Performance of a Weighted Basket of Two Indices

Principal at Risk Securities

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 30, 2017, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 30, 2017:

https://www.sec.gov/Archives/edgar/data/1053092/000095010317006313/dp77765_424b2-undsupp.htm

•	Product Supplement No. I–B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

•	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in any product supplement, “Risk Factors” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

January 2018	Page 3

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Linked to the Performance of a Weighted Basket of Two Indices

Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities due February 5, 2024 Linked to the Performance of a Weighted Basket of Two Indices can be used:

▪	As an alternative to direct exposure to the Basket Components that provides a positive return of the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Basket Return;

▪	To enhance returns and potentially outperform the Basket Components in a moderately bullish scenario;

▪	To obtain limited protection against the loss of principal in the event of a decline of the Basket Components as of the Valuation Date, but only if the Final Basket Level is greater than or equal to the Knock-In Level.

If the Final Basket Level is less than the Knock-In Level, the securities are exposed on a 1:1 basis to the percentage decline in the level of the Basket from the Initial Basket Level to the Final Basket Level.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Six years
Upside payment:	$3.85 (38.50% of the stated principal amount)
Knock-In Level:	65
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

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Principal at Risk Securities

Key Investment Rationale

This six-year investment does not pay interest but offers a positive return of the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Basket Return if the Basket appreciates or does not depreciate at all as of the Valuation Date, and limited protection against a decline in the Basket up to 35%.  However, if, as of the Valuation Date, the level of the Basket has declined by more than 35% from the Initial Basket Level to the Final Basket Level, the payment at maturity per security will be less than $6.50, and could be zero.

Upside Scenario	If the Final Basket Level is greater than or equal to the Initial Basket Level, the payment at maturity for each security will be equal to the greater of (i) $10 plus the Upside Payment and (ii) $10 multiplied by the Basket Return.
Par Scenario	If the Final Basket Level is less than the Initial Basket Level but greater than or equal to the Knock-In Level, which means that the Basket has depreciated by no more than 35% from the Initial Basket Level, the payment at maturity will be $10 per security.
Downside Scenario	If the Final Basket Level is less than the Knock-In Level, which means that the Basket has depreciated by more than 35% from the Initial Basket Level to the Final Basket Level, you will lose 1% for every 1% decline in the value of the Basket from the Initial Basket Level to the Final Basket Level (e.g., a 50% depreciation in the Basket will result in a payment at maturity of $5 per security).

January 2018	Page 5

Trigger Jump Securities due February 5, 2024

Linked to the Performance of a Weighted Basket of Two Indices

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical percentage changes in the Basket.  The diagram is based on the following terms:

Stated principal amount:	$10 per security
Upside payment:	$3.85 per security (38.50% of the stated principal amount)
Knock-In Level:	65 (-35% change in level of the Basket from the Initial Basket Level to the Final Basket Level)

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario. If the Final Basket Level is greater than or equal to the Initial Basket Level, the investor would receive the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Basket Return. Under the terms of the securities, an investor would receive a payment at maturity equal to the greater of (i) $10 plus the Upside Payment and (ii) $10 times the Basket Return if the level of the Basket has increased from the Initial Basket Level to the Final Basket Level or has not depreciated.

▪	Par Scenario. If the Final Basket Level is less than the Initial Basket Level but is greater than or equal to the Knock-In Level, the investor would receive the $10 stated principal amount per security.

▪	Downside Scenario. If the Final Basket Level is less than the Knock-In Level, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the full percentage decrease of the Basket.

o	For example, if the Final Basket Level declines by 50% from the Initial Basket Level, the payment at maturity would be $5 per security (50% of the stated principal amount).

January 2018	Page 6

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Principal at Risk Securities

Selected Risk Considerations

This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see any accompanying product supplement, prospectus and prospectus supplement.  Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the Final Basket Level is less than the Knock-In Level, you will be fully exposed to the decline in the Basket over the term of the securities, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the Principal Amount, in proportion to the decline in the Basket from the Initial Basket Level to the Final Basket Level. Under this scenario, the value of any such payment will be less than 65% of the Principal Amount and could be zero. You may lose up to your entire initial investment in the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due.

▪	Regardless of the amount of any payment you receive on the securities, your actual yield may be different in real value terms. Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	The probability that the Final Basket Level will be less than the Knock-In Level will depend on the volatility of the Basket Components. “Volatility” refers to the frequency and magnitude of changes in the levels of the Basket Components. The greater the expected volatility with respect to the Basket Components on the Trade Date, the higher the expectation as of the Trade Date that the Final Basket Level could be less than the Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of the Basket Components as of the Trade Date. The volatility of the Basket Components can change significantly over the term of the securities. The levels of the Basket Components could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket Components and the potential to lose a significant amount of your principal at maturity.

▪	The securities do not pay interest. We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the appreciation or depreciation of the Basket. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

▪	Changes in the levels of the Basket Components may offset each other. Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one of the Basket Components increases, the level of the other Basket Component may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, an increase in the level of one of the Basket Components may be moderated, or more than offset, by a lesser increase or decline in the level of the other Basket Component.

▪	The Basket Components are not equally weighted. The securities are linked to a basket of two Basket Components, and the Basket Components have significantly different weights in determining the value of the Basket. The same percentage change in each of the two Basket Components could therefore have different effects on the Final Basket Level because of the unequal weighting. For example, if the weighting of one Basket Component is greater than the weighting of the other Basket Component, a 5% decrease from the Initial Index Level to the Final Index Level of the Basket Component with the greater weighting will have a greater impact on the Final Basket Level than a 5% increase from the Initial Index Level to the Final Index Level of the Basket Component with the lesser weighting.

January 2018	Page 7

Trigger Jump Securities due February 5, 2024

Linked to the Performance of a Weighted Basket of Two Indices

Principal at Risk Securities

▪	Emerging markets risk. Some or all of the equity securities included in the MSCI Emerging Markets Index are issued by companies based in emerging market countries. Emerging markets have often undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market country, there is the possibility of nationalization, expropriation or confiscation and government regulation. These factors may adversely affect the values of the equity securities included in the MSCI Emerging Markets Index, and therefore the level of the MSCI Emerging Markets Index and the value of the securities.

▪	Currency exchange risk. Because the prices of the equity securities included in the MSCI Emerging Markets Index are converted into U.S. dollars for purposes of calculating the level of the MSCI Emerging Markets Index, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities included in the MSCI Emerging Markets Index trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the equity securities included in the MSCI Emerging Markets Index, the level of the MSCI Emerging Markets Index and the value of the securities.

▪	The closing level of the Tokyo Stock Price Index will not be adjusted for changes in exchange rates relative to the U.S. Dollar even though the equity securities included in the Tokyo Stock Price Index are traded in a foreign currency and the securities are denominated in U.S. Dollars. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. Dollar and the currencies in which the equity securities included in the Tokyo Stock Price Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. Dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

▪	Foreign securities market risk. Some or all of the assets included in the Basket Components are issued by or linked to the value of foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Basket Components may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Basket Components, and therefore the performance of the Basket Components and the value of the securities.

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Hedging and trading activity. We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the securities, including in instruments related to the Basket Components. We, any dealer or our or their respective affiliates may also trade instruments related to the Basket Components from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

▪	The estimated value of the securities on the Trade Date may be less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our

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internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

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▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. For instance, as calculation agent, Credit Suisse International will determine the Initial Index Level for each Basket Component and the Redemption Amount. Moreover, certain determinations made by Credit Suisse International, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor basket component or calculation of a closing level in the event of a market disruption event or discontinuance of a Basket Component. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. In addition, hedging activities by us or our affiliates on or prior to the Trade Date could potentially increase the Initial Index Level of either Basket Component. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

▪	Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the Basket, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Basket Components;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Basket Components;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Basket Components or markets generally and which may affect the level of the Basket; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

▪	The amount payable on the securities is not linked to the value of the Basket at any time other than the Valuation Date. The Final Basket Level will be based on the closing levels of the Basket Components on the Valuation Date. Even if the value of the Basket appreciates prior to the Valuation Date but then drops by the Valuation Date, the Redemption Amount may be less, and may be significantly less, than it would have been had the Redemption Amount been linked to the value of the Basket prior to such drop. Although the actual value of the Basket on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Basket Level, the Redemption Amount will be based solely on the closing levels of the Basket Components on the Valuation Date.

▪	No ownership rights relating to the Basket Components. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Basket Components. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Basket Components. For example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Basket Components.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the values of the Basket Components and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Basket Components

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

Information as of market close on January 15, 2018:

Bloomberg Ticker Symbol:	MXEF
Current Closing Level:	1210.64
52 Weeks Ago (on 1/15/2017):	895.98
52 Week High (on 1/15/2018):	1210.64
52 Week Low (on 1/20/2017):	893.28

The following graph sets forth the daily closing levels of the MSCI Emerging Markets Index for the period from January 2, 2013 through January 15, 2018.  The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the MSCI Emerging Markets Index for each quarter in the same period.  The closing level of the MSCI Emerging Markets Index on January 15, 2018 was 1210.64.  We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification.  You should not take the historical values of the MSCI Emerging Markets Index as an indication of its future performance, and no assurance can be given as to the closing level of the MSCI Emerging Markets Index on the Valuation Date.

For additional information about the MSCI Emerging Markets Index, see the information set forth under “The Reference Indices—The MSCI Indices—The MSCI Emerging Markets Index” in the accompanying underlying supplement.

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MSCI Emerging Markets Index Daily Closing Levels January 2, 2013 to January 15, 2018

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MSCI Emerging Markets Index	High	Low	Period End
2013
First Quarter	1082.68	1015.47	1034.90
Second Quarter	1061.09	883.34	940.33
Third Quarter	1022.54	905.96	987.46
Fourth Quarter	1044.66	979.88	1002.69
2014
First Quarter	1002.66	916.56	994.65
Second Quarter	1057.59	993.12	1050.78
Third Quarter	1100.98	1005.33	1005.33
Fourth Quarter	1016.07	909.98	956.31
2015
First Quarter	993.82	934.73	974.57
Second Quarter	1067.01	959.42	972.25
Third Quarter	971.91	771.77	792.05
Fourth Quarter	868.56	771.22	794.14
2016
First Quarter	836.80	688.52	836.80
Second Quarter	853.69	781.84	834.10
Third Quarter	927.29	819.19	903.46
Fourth Quarter	918.68	838.96	862.27
2017
First Quarter	973.08	861.88	958.37
Second Quarter	1019.11	952.92	1010.80
Third Quarter	1112.92	1002.48	1081.72
Fourth Quarter	1158.45	1082.97	1158.45
2018
First Quarter (through January 15, 2018)	1210.64	1157.55	1210.64

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Tokyo Stock Price Index

The Tokyo Stock Price Index is a free float-adjusted market capitalization weighted index developed by the Tokyo Stock Exchange (“TSE”). The component stocks of the Tokyo Stock Price Index consists of all Japanese common stocks listed on the First Section of the TSE. The Tokyo Stock Price Index measures changes in the aggregate market value of these stocks. The component stocks are determined based on market capitalization and liquidity.

Information as of market close on January 15, 2018:

Bloomberg Ticker Symbol:	TPX
Current Closing Level:	1883.90
52 Weeks Ago (on 1/15/2017):	1544.89
52 Week High (on 1/10/2018):	1892.11
52 Week Low (on 4/14/2017):	1459.07

The following graph sets forth the daily closing levels of the Tokyo Stock Price Index for the period from January 2, 2013 through January 15, 2018.  The related table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the Tokyo Stock Price Index for each quarter in the same period.  The closing level of the Tokyo Stock Price Index on January 15, 2018 was 1883.90.  We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification.  You should not take the historical values of the Tokyo Stock Price Index as an indication of its future performance, and no assurance can be given as to the closing level of the Tokyo Stock Price Index on the Valuation Date.

For additional information about the Tokyo Stock Price Index, see the information set forth under “The Reference Indices—The Tokyo Stock Price Index” in the accompanying underlying supplement.

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Tokyo Stock Price Index Daily Closing Levels January 2, 2013 to January 15, 2018

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Tokyo Stock Price Index	High	Low	Period End
2013
First Quarter	1058.10	871.88	1034.71
Second Quarter	1276.03	991.34	1133.84
Third Quarter	1222.72	1106.05	1194.10
Fourth Quarter	1302.29	1346.43	1302.29
2014
First Quarter	1306.23	1139.27	1202.89
Second Quarter	1269.04	1132.76	1262.56
Third Quarter	1346.43	1228.26	1326.29
Fourth Quarter	1447.58	1177.22	1407.51
2015
First Quarter	1592.25	1357.98	1543.11
Second Quarter	1679.89	1528.99	1630.40
Third Quarter	1691.29	1196.28	1411.16
Fourth Quarter	1605.94	1442.74	1547.30
2016
First Quarter	1509.67	1196.28	1347.20
Second Quarter	1407.50	1204.48	1245.82
Third Quarter	1352.67	1209.88	1322.78
Fourth Quarter	1552.36	1301.16	1518.61
2017
First Quarter	1577.40	1506.33	1512.60
Second Quarter	1624.07	1459.07	1611.90
Third Quarter	1676.17	1590.71	1674.75
Fourth Quarter	1831.93	1673.62	1817.56
2018
First Quarter (through January 15, 2018)	1892.11	1863.82	1883.90

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The Basket

The following tables and graph are calculated to show the performance of the basket during the period from January 4, 2013 through January 15, 2018, assuming the Basket Components were equally weighted such that the Initial Basket Level was 100 on January 15, 2018.

Information as of market close on January 15, 2018:

Current Closing Level:	100
52 Weeks Ago (on 1/16/2017):	76.57
52 Week High (on 1/15/2018):	100
52 Week Low (on 1/17/2017):	76.39

The second table sets forth the high and low closing levels, as well as end-of-quarter closing levels, of the Basket for each quarter in the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification.  You should not take the historical values of the Basket as an indication of its future performance, and no assurance can be given as to the closing level of the Basket on the Valuation Date.

Basket Daily Closing Levels January 4, 2013 to January 15, 2018

* The solid green line indicates the Knock-In Level, assuming a closing level on January 15, 2018 of 100.

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Basket	High	Low	Period End
2013
First Quarter	74.79	71.53	73.26
Second Quarter	79.04	66.80	70.68
Third Quarter	76.48	68.74	74.29
Fourth Quarter	77.56	82.20	77.30
2014
First Quarter	75.99	69.67	74.83
Second Quarter	78.98	73.68	78.88
Third Quarter	82.20	77.89	77.98
Fourth Quarter	80.01	73.40	77.19
2015
First Quarter	82.19	75.23	81.06
Second Quarter	87.44	81.18	82.80
Third Quarter	83.14	67.68	69.22
Fourth Quarter	76.10	70.16	72.08
2016
First Quarter	70.25	60.65	70.08
Second Quarter	71.90	65.40	67.79
Third Quarter	74.55	66.77	72.86
Fourth Quarter	76.18	71.25	74.98
2017
First Quarter	81.42	76.20	79.61
Second Quarter	84.76	78.47	84.32
Third Quarter	90.53	83.81	89.17
Fourth Quarter	96.00	89.21	96.00
2018
First Quarter (through January 15, 2018)	100.00	98.68	100.00

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities.  In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes.  However, there is uncertainty regarding this treatment.  Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein.  In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected.  Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance.  In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts.  Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders.  Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity.  Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination.  Moreover, Section 871(m) is complex and its application may depend on your particular

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circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the securities relate.  You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $0.35 per $10 principal amount of securities and will forgo fees for sales to fiduciary accounts. MSSB and its financial advisors will collectively receive from CSSU varying discounts and commissions of up to $0.35 for each security they sell, of which $0.05 per $10 principal amount of securities reflects a structuring fee. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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Contact

MSSB clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 780-2731.

January 2018	Page 23